Exhibit 99.1

Marvell Technology Group Ltd. Reaches Settlement with SEC regarding Historic Stock Option Granting Practices

For Further Information Contact:

Media:

Louise Kehoe

Ogilvy PR Worldwide

650-544-5070

louise.kehoe@ogilvypr.com

Investors:

Jeff Palmer

Marvell Investor Relations

408-222-8373

jpalmer@marvell.com

Santa Clara, California (May 8, 2008) — Marvell (NASDAQ: MRVL) today announced that it has entered into a settlement with the Securities & Exchange Commission (“SEC”) in connection with the SEC’s previously disclosed investigation into the Company’s historic stock option granting practices.

Without admitting or denying the allegations in the SEC’s complaint, the Company agreed to settle the charges by consenting to a permanent injunction against any future violations of various provisions of the federal securities laws.  The Company will also pay a civil penalty of $10 million in connection with the settlement.

In a related agreement, Weili Dai, one of the Company’s co-founders, also entered into a settlement with the SEC.  Without admitting or denying the allegations in the SEC’s complaint, Ms. Dai consented to a permanent injunction against any future violations of various provisions of the federal securities laws, agreed not to serve as a director or officer of a public company for a period of five years, and will pay a civil penalty of $500,000.

About Marvell

Marvell (NASDAQ: MRVL) is a leader in the development of storage, communications, and consumer silicon solutions. The company’s diverse product portfolio includes switching, transceiver, communications controller, wireless, and storage solutions that power the entire communications infrastructure including enterprise, metro, home, and storage networking. As used in this release, the terms “company” and “Marvell” refer to Marvell Technology Group Ltd. and its subsidiaries. For more information, visit http://www.marvell.com.

Marvell® is a registered trademark of Marvell or its affiliates.

Other names and brands may be claimed as the property of others.